UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-12	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

EQUINIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 12, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Equinix, Inc., a Delaware corporation (“Equinix”). The meeting will be held at our headquarters located at 301 Velocity Way, Foster City, California, on Thursday, June 12, 2008, at 10:30 a.m. for the following purposes:

1. To elect eight directors to the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 25, 2008 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at our headquarters located at 301 Velocity Way, Fifth Floor, Foster City, California, during ordinary business hours for the 10-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF

DIRECTORS,

/s/ Peter F. Van Camp

Peter F. Van Camp

Executive Chair

Foster City, California

May 1, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS BELOW TO SUBMIT YOUR PROXY BY TELEPHONE OR ON THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 12, 2008:

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K ARE AVAILABLE AT HTTP://INVEST.EQUINIX.COM/PHOENIX.ZHTML?C=122662&P=PROXY.

EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

June 12, 2008

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Equinix, Inc. (“Equinix”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 1, 2008 to all stockholders of record entitled to vote at the Annual Meeting.

Can I obtain an on-line version of the materials?

This proxy statement and Equinix’s annual report on Form 10-K are available on-line at http://invest.equinix.com/phoenix.zhtml?c=122662&p=proxy.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 25, 2008 will be entitled to vote at the Annual Meeting. On this record date, there were 36,863,480 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 25, 2008, your shares were registered directly in your name with Equinix’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 25, 2008, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Who may attend the Annual Meeting?

Only persons with evidence of stock ownership or who are guests of Equinix may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid driver’s license or passport is preferred). If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee, or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares.

What am I voting on?

There are two matters scheduled for a vote:

➢	Election of eight directors.

➢	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢	To vote over the telephone, dial toll-free (from the U.S., Canada or Puerto Rico) 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on June 12, 2008 to be counted.

➢	To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on June 12, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Equinix. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 25, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.     You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Equinix’s Secretary at 301 Velocity Way, Fifth Floor, Foster City, CA 94404.

➢	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

➢	For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

➢	To be approved, Proposal No. 2, the ratification of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2008, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 36,863,480 shares outstanding and entitled to vote. Thus 18,431,741 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Equinix’s Board of Directors currently consists of eight directors. Equinix’s bylaws provide that the number of directors will be determined by the Board of Directors and the number of directors is currently set at nine. Thus, there is one vacant seat on Equinix’s Board of Directors that Equinix does not intend to fill at this Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. There are eight nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Equinix’s Board of Directors. Each person nominated for election has agreed to serve if elected. Our Board of Directors has no reason to believe that any nominee will be unable to serve.

The eight directors who are being nominated for election by the holders of common stock to the Board of Directors, their ages as of March 31, 2008, their positions and offices held with Equinix and certain biographical information are set forth below.

Nominees	Age	Positions and Offices Held with Equinix
Steven T. Clontz	57	Director
Steven P. Eng	51	Director
Gary F. Hromadko	55	Director
Scott G. Kriens	50	Director
Irving F. Lyons, III	58	Director
Christopher B. Paisley	55	Director
Stephen M. Smith	51	Director, Chief Executive Officer and President
Peter F. Van Camp	52	Executive Chair

Steven T. Clontz has served as a director of Equinix since April 2005. Mr. Clontz has been president and chief executive officer of StarHub Ltd., a telecommunications and cable television company, since January 1999. Mr. Clontz serves on the board of directors of InterDigital Communications Corp. and StarHub Ltd., both public companies, and one privately held company. Mr. Clontz is also a non-director member of the Executive Committee of Global Crossing Limited.

Steven P. Eng has served as a director of Equinix since December 2002. Mr. Eng has been a vice president of solutions architecture at Multimax, Inc. (formerly Netco Government Services, and prior to that, WAM!NET Government Services, Inc.), a data communications company, since April 2002. Prior to joining WAM!NET, Mr. Eng served as vice president of Exodus Communications from March 1995 to September 2001. Mr. Eng served on the board of directors of i-STT Singapore prior to its merger with Equinix.

Gary F. Hromadko has served as a director of Equinix since June 2003. Mr. Hromadko has been a venture partner at Crosslink Capital, a venture capital firm, since June 2002. In addition to his responsibilities with Crosslink Capital, Mr. Hromadko has been active as a private investor since 1993. Mr. Hromadko serves on the board of directors of several privately held companies.

Scott G. Kriens has served as a director of Equinix since July 2000. Mr. Kriens has been chief executive officer and chairman of the board of directors of Juniper Networks, Inc., an Internet infrastructure solutions company, since October 1996. From April 1986 to January 1996, Mr. Kriens served as vice president of sales and vice president of operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens serves on the board of directors of Juniper Networks, Inc. and Verisign, Inc., both public companies.

Irving F. Lyons, III has served as a director of Equinix since February 2007. Mr. Lyons has been a principal of Lyons Asset Management, a California-based private investment firm, since January 2005. From December 1993 to January 2005, Mr. Lyons was employed at ProLogis, a global provider of distribution facilities and services, where he served as chief investment officer from March 1997 to December 2004 and as vice chairman of the board from December 2001 to January 2005. Mr. Lyons serves on the board of directors of BRE Properties, Inc. a public company.

Christopher B. Paisley has served as a director of Equinix since July 2007. Mr. Paisley has been the Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University since January 2001. From September 1985 until May 2000, Mr. Paisley was the Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation. Mr. Paisley currently serves as a director of 3Par Data Systems, Electronics for Imaging, Inc. and Volterra Semiconductor Corporation, all public companies, and several privately held companies.

Stephen M. Smith has served as a director of Equinix and as Equinix’s chief executive officer and president since April 2007. Prior to joining Equinix, Mr. Smith served as senior vice president at HP Services, a business segment of Hewlett-Packard Co., from January 2005 to October 2006. Prior to joining Hewlett-Packard Co., Mr. Smith served as vice president of global professional and managed services at Lucent Technologies Inc., a communications solutions provider, from September 2003 to January 2005. From October 1987 to September 2003, he spent 17 years with Electronic Data Systems Corporation (“EDS”), a business and technology solutions company, in a variety of positions, including chief sales officer, president of EDS Asia-Pacific, and president of EDS Western Region. Mr. Smith serves on the board of directors of one privately held company.

Peter F. Van Camp has served as Equinix’s executive chair since April 2007. Prior to becoming executive chair, Mr. Van Camp served as Equinix’s chief executive officer and as a director since May 2000 and as president since March 2006. In addition, in December 2005, Mr. Van Camp was re-elected as chairman of the board, having previously served in that capacity from June 2001 to December 2002. From January 1997 to May 2000, Mr. Van Camp was employed at UUNET, the Internet division of MCI (formerly known as WorldCom), where he served as president of Internet markets and as president of the Americas region. During the period from May 1995 to January 1997, Mr. Van Camp was president of Compuserve Network Services, an Internet access provider. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period from October 1982 to May 1995. Mr. Van Camp currently serves as a director of Packeteer, Inc., a public company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors follows the Equinix, Inc. Board of Directors Guidelines on Significant Corporate Governance Issues (the “Guidelines”) published on the corporate governance section of Equinix’s website at www.equinix.com. The Guidelines reflect the Board of Director’s dedication to monitoring the effectiveness of policy and decision-making at the Board of Director’s level. The Board of Directors will continue to monitor the effectiveness of these Guidelines. In addition, the Board of Directors has elected to address governance issues as a full board, as opposed to establishing a separate governance committee, and will review issues and developments related to corporate governance as business and corporate governance needs dictate.

Director Independence

The Board of Directors is comprised of eight directors, six of whom qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board of Directors has determined that all of Equinix’s directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Smith, Equinix’s chief executive officer and president, and Mr. Van Camp, Equinix’s executive chair. The Board of Directors committee structure includes Audit, Compensation, Nominating and Real Estate committees consisting entirely of independent directors. In addition, the Board of Directors has a Stock Award Committee composed of a non-independent director.

Nomination of Directors

The Nominating Committee of the Board of Directors (the “Nominating Committee”) operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board of Directors. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having high moral character, having business experience, and being over 21 years of age. The Nominating Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to Equinix during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Equinix during their term. In the case of new director candidates, the Nominating Committee first determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon Equinix’s certificate of incorporation and bylaws, applicable securities laws, the rules and regulations of the Securities and Exchange Commission, the rules of the National Association of Securities Dealers, and the advice of counsel, if necessary. The Nominating Committee may then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will then meet to discuss and consider such candidates’ qualifications and choose candidate(s) for recommendation to the Board of Directors. At the Annual Meeting, one director, Mr. Christopher B. Paisley, will stand for election by Equinix’s stockholders for the first time. Mr. Paisley was initially identified by Spencer Stuart, an executive search firm, and was evaluated and formally nominated for election by Equinix’s Nominating Committee in accordance with the procedures described above.

The Nominating Committee will consider candidates recommended by stockholders. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of Equinix and providing the candidate’s name, biographical data and qualifications. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

A more detailed description on the functions of the Nominating Committee can be found in the Nominating Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

Stockholder Communications with the Board of Directors

Interested parties may contact the Board of Directors by sending correspondence to the attention of Equinix’s Secretary, c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404. Any mail received by the Secretary, except improper commercial solicitations, will be forwarded to the members of Equinix’s Audit Committee for their further action, if necessary. Equinix does not have a policy requiring attendance by members of the Board of Directors at Equinix’s annual meetings. At Equinix’s 2007 Annual Meeting, Messrs. Smith and Van Camp were in attendance and available for questions.

Code of Ethics and Business Conduct

Equinix has always taken the issue of corporate governance seriously. The Board of Directors has adopted (1) a Code of Business Conduct which applies to all directors, officers and employees and (2) an additional Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents can be found on the corporate governance section of Equinix’s website at www.equinix.com. In addition, an anonymous reporting hotline has been established to facilitate reporting of violations of financial and non-financial policies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the fiscal year ended December 31, 2007, the Board of Directors held six meetings and acted by written consent on eight occasions. For the fiscal year, during his period of service, each of the incumbent directors attended or participated in at least 80% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. In the event any director missed a meeting, he would separately discuss material items with Messrs. Smith or Van Camp. The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee, the Real Estate Committee and the Stock Award Committee. The following table provides membership information for the incumbent directors for fiscal 2007 for such committees of the Board of Directors:

Name	Audit		Compensation		Nominating		Real Estate	Stock Award
Steven T. Clontz
Steven P. Eng	X		X	(1)	X	(1)
Gary F. Hromadko	X				X		X
Scott G. Kriens			X		X
Irving F. Lyons, III			X				X
Christopher B. Paisley	X	(1)					X
Stephen M. Smith								X
Peter F. Van Camp

(1)	Committee Chairman

The Audit Committee (the “Audit Committee”) was created on July 19, 2000. A detailed description of the Audit Committee can be found in the section entitled “Report of the Audit Committee of the Board of Directors” elsewhere in this proxy statement. The members of the Audit Committee are Messrs. Eng, Hromadko and Paisley. Mr. Paisley is chairman of the Audit Committee and considered its financial expert. During the fiscal year ended December 31, 2007, the Audit Committee held nine meetings.

The Compensation Committee (the “Compensation Committee”) was created on July 19, 2000. A detailed description of the Compensation Committee can be found in the section entitled “Compensation Discussion and Analysis” elsewhere in this proxy statement. The members of the Compensation Committee are Messrs. Eng, Kriens and Lyons. Mr. Eng is chairman of the Compensation Committee. During the fiscal year ended December 31, 2007, the Compensation Committee held five meetings and acted by written consent on five occasions.

The Nominating Committee was created on December 30, 2002 and its functions are described above in the section entitled “Nomination of Directors”. The members of the Nominating Committee are Messrs. Eng, Hromadko and Kriens. Mr. Eng is chairman of the Nominating Committee. During the fiscal year ended December 31, 2007, the Nominating Committee held one meeting and acted by written consent on one occasion.

The Stock Award Committee (the “Stock Award Committee”) was created on July 19, 2000. The Board of Directors has delegated to the Stock Award Committee the authority to approve the grant of stock awards to non-officer employees and other individuals. The sole member of the Stock Award Committee is Mr. Smith. During the fiscal year ended December 31, 2007, the Stock Award Committee held no meetings and acted by written consent on 25 occasions.

The Real Estate Committee (the “Real Estate Committee”) was created on August 11, 2005. The Board of Directors has delegated to the Real Estate Committee the authority to analyze, negotiate and approve the purchase of, or the option to purchase, real property, analyze, negotiate and approve the lease or sublease of, or the option to lease or sublease, real property, approve certain expenditures in connection with real estate development, expansion or acquisition and certain adjustments to previously approved expenditures, and, subject to the general terms approved by the full Board of Directors, analyze, negotiate and approve financing transactions for the sale, lease or sublease of real property. The members of the Real Estate Committee are Messrs. Hromadko, Lyons and Paisley. During the fiscal year ended December 31, 2007, the Real Estate Committee held five meetings and acted by written consent on one occasion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was formed on July 19, 2000 and the current members of the Compensation Committee are Messrs. Eng, Kriens and Lyons. None of the members of the Compensation Committee was at any time during the 2007 fiscal year or at any other time an officer or employee of Equinix. No executive officer of Equinix serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

2007 DIRECTOR COMPENSATION

Equinix uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, Equinix considers the competitive compensation trends for directors in the high-technology market, the demands of the various roles that directors hold, and the time required to fulfill their duties to Equinix.

Non-employee directors are eligible to receive compensation of $6,000 per quarter in connection with their service on the Board of Directors. In addition, non-employee directors are eligible to receive compensation of $3,000 per meeting of a committee of the Board of Directors actually attended and the chairman of a committee receives compensation of $5,000 per committee meeting actually attended. Non-employee directors are also reimbursed for their out-of-pocket expenses incurred in connection with serving on the Board of Directors or any committee of the Board of Directors.

Non-employee directors are eligible to receive options under Equinix’s 2000 Director Option Plan (the “Directors’ Plan”). Directors are also eligible to receive options as well as shares of common stock under Equinix’s 2000 Equity Incentive Plan (the “Incentive Plan”) and directors who are also employees of Equinix, but who do not beneficially own 5% or more of the common stock of Equinix, are eligible to participate in Equinix’s Employee Stock Purchase Plan. Each non-employee director receives an option for 15,000 shares of Equinix’s common stock upon joining the Board of Directors, or 20,000 shares if the new non-employee director is chairman of the Audit Committee. The option becomes exercisable and vests in four equal annual installments from the date of grant. In addition, at each of Equinix’s annual stockholders’ meetings, each non-employee director who will continue to be a director after that meeting is automatically granted an option to purchase 5,000 shares of Equinix’s common stock. This option becomes fully vested on the earlier of the first anniversary of the date of grant or the date of the regular annual stockholders’ meeting held in the following year. However, a new non-employee director who receives an initial option will not receive an annual option in the same calendar year.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2007, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash(1) ($)		Option Awards(8)(9)(10) ($)	Total ($)
Steven T. Clontz	$24,000		$306,256	$330,256
Steven P. Eng	$81,000	(2)	$224,947	$305,947
Gary F. Hromadko	$90,000	(3)	$224,947	$314,947
Scott G. Kriens	$42,000	(4)	$224,947	$266,947
Louis J. Lavigne, Jr.	$10,533	(5)	($83,793)	$0	(11)
Irving F. Lyons, III	$51,000	(6)	$158,569	$209,569
Christopher B. Paisley	$39,826	(7)	$117,572	$157,398

(1)	Amounts listed in this column include a retainer of $6,000 per quarter paid to each of our non-employee directors in 2007. When a director joins or resigns from the Board of Directors, the retainer is prorated based on the number of days the director served on the Board of Directors during the quarter.
(2)	Mr. Eng is the chairman of the Compensation Committee and the Nominating Committee. He is also a member of the Audit Committee. Amount includes fees for five Compensation Committee meetings, nine Audit Committee meetings and one Nominating Committee meeting.
(3)	Mr. Hromadko is a member of the Audit, Nominating and Real Estate Committees. He also served on the Transaction Committee, a special purpose committee which met in connection with an acquisition, and the Financing Committee, a special purpose committee which met in connection with various financing events. The retainer and meeting fees earned by Mr. Hromadko are paid to Crosslink Capital, Inc., of which Mr. Hromadko is an affiliate. Amount includes fees paid for five Real Estate Committee meetings, nine Audit Committee meetings, one Nominating Committee meeting, three Transaction Committee meetings and four Financing Committee meetings.
(4)	Mr. Kriens is a member of the Compensation and Nominating Committees. Amount includes fees paid for five Compensation Committee meetings and one Nominating Committee meeting.
(5)	Mr. Lavigne resigned from Equinix’s Board of Directors and its committees on February 8, 2007. Prior to his resignation, Mr. Lavigne was the chairman of the Audit Committee and a member of the Real Estate Committee. Amount includes fees paid for one Audit Committee meeting and one Real Estate Committee meeting.
(6)	Mr. Lyons joined the Board of Directors on February 15, 2007. He is a member of the Compensation and Real Estate Committees. He also served on the Financing Committee. The retainer and meetings fees earned by Mr. Lyons are paid to Lyons Asset Management, of which Mr. Lyons is an affiliate. Amount includes fees paid for three Compensation Committee meetings, four Real Estate Committee meetings and three Financing Committee meetings.
(7)	Mr. Paisley joined the Board of Directors on July 19, 2007. He is the chairman of the Audit Committee and is a member of the Real Estate Committee. He also served on the Financing Committee. Amount includes fees paid for four Audit Committee meetings, one Real Estate Committee meeting and two Financing Committee meetings.
(8)	On June 7, 2007, Equinix granted options to purchase a total of 5,000 shares of Equinix’s common stock to each of Messrs. Clontz, Eng, and Kriens and to Crosslink Capital, Inc., which is an affiliate of Mr. Hromadko, at an exercise price per share of $85.61 under the Directors’ Plan and the Incentive Plan. On February 15, 2007, Equinix granted options to purchase a total of 15,000 shares of Equinix’s common stock to Mr. Lyons at an exercise price of $86.02 per share under the Directors’ Plan and the Incentive Plan. On July 19, 2007, Equinix granted options to purchase a total of 20,000 shares of Equinix’s common stock to Mr. Paisley at an exercise price of $94.49 per share under the Directors’ Plan and the Incentive Plan.
(9)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), excluding any forfeiture estimates, and thus includes amounts from awards granted in and prior to 2007. See Note 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008 for a discussion of all assumptions made by Equinix in determining the FAS 123(R) values of our equity awards. Amounts consist of (a) $79,377 per director with respect to the options granted to each director who remained on the Board of Directors on June 8, 2006, the date of our 2006 Annual Meeting of Stockholders (the aggregate grant date fair value of each such option was $182,219), (b) $145,570 per director with respect to each director who remained on the Board of Directors on June 7, 2007, the date of our 2007 Annual Meeting of Stockholders (the aggregate grant date fair value of each such option was $257,285), (c) $81,309 with respect to the option granted to Mr. Clontz on August 11, 2005 (the grant date fair value of which was $347,885), (d) $158,569 with respect to the option granted to Mr. Lyons on February 15, 2007 (the grant date fair value of which was $726,234), (e) $117,572 with respect to the option granted to Mr. Paisley on July 19, 2007 (the grant date fair value of which was $1,041,046). Due to Mr. Lavigne’s resignation, the amount includes a $271,582 forfeiture adjustment (see footnote 11).

(10)	As of December 31, 2007, Mr. Clontz held outstanding options to purchase 25,000 shares of our common stock; Mr. Eng held outstanding options to purchase 24,500 shares of our common stock; Mr. Kriens held outstanding options to purchase 19,376 shares of our common stock; Mr. Lavigne held no outstanding options; Mr. Lyons held outstanding options to purchase 15,000 shares of our common stock; and Mr. Paisley held outstanding options to purchase 20,000 shares of our common stock. Mr. Hromadko held no outstanding options; however Crosslink Capital, Inc., of which Mr. Hromadko is an affiliate, held outstanding options to purchase 12,500 shares of our common stock.
(11)	Due to Mr. Lavigne’s resignation, the dollar amount recognized for financial statement reporting purposes for the fiscal year was a negative number because of a $271,582 forfeiture adjustment, due to the fact that his initial stock option grants were expensed on an accelerated basis. The actual amount paid to Mr. Lavigne was $10,533, the amount of the cash retainer and fees earned by Mr. Lavigne.

OTHER EXECUTIVE OFFICERS

The following are additional executive officers, and former executive officers, of Equinix, their ages as of March 31, 2008, their positions and offices held with Equinix and certain biographical information. All serve at the discretion of the Board of Directors.

Executive Officers	Age	Positions and Offices Held with Equinix
Marjorie S. Backaus	46	Chief Business Officer
Peter T. Ferris	51	President, Equinix US
Sushil K. Kapoor	61	Chief Operations Officer
Renée F. Lanam	45	Executive Advisor to Executive Chair
Keith D. Taylor	46	Chief Financial Officer
Guy de Rohan Willner(1)	44	President, Equinix Europe

(1)	Mr. Willner will step down as president, Equinix Europe on June 1, 2008.

Marjorie S. Backaus has served as Equinix’s chief business officer since June 2003. Prior to June 2003, Ms. Backaus served as Equinix’s chief marketing officer from November 1999, and as vice president of market strategy from February 2000. During the period from August 1996 to November 1999, Ms. Backaus was vice president of marketing at Global One, an international telecommunications company. From November 1987 to August 1996, Ms. Backaus served in various positions at AT&T, a telecommunications company, including positions in regulatory, product management and strategic alliances.

Peter T. Ferris has served as Equinix’s president, Equinix US since January 2008. Previously, he served as senior vice president, worldwide sales from December 2006 to January 2008 and as vice president, worldwide sales from July 1999 to December 2006. During the period from June 1997 to July 1999, Mr. Ferris was vice president of sales for Frontier Global Center, a provider of complex web site hosting services. From June 1996 to June 1997, Mr. Ferris served as vice president, eastern sales at Genuity Inc., an Internet services provider. From December 1993 to June 1996, Mr. Ferris was vice president, mid-Atlantic sales at MFS DataNet Inc., a telecommunications services provider.

Sushil K. Kapoor has served as Equinix’s chief operations officer since January 2008. Previously, he was senior vice president, IBX operations from December 2006 to January 2008 and vice president, operations from March 2001 to December 2006. Prior to joining Equinix, Mr. Kapoor was vice president of hosting operations at UUNET, the Internet division of MCI (formerly known as WorldCom), from November 1999 to February 2001. From May 1995 to November 1999, he served as vice president, global network technology for Compuserve Network Services, an Internet access provider.

Renée F. Lanam has served as executive advisor to the executive chair since January 2008. She served as Equinix’s chief development officer from September 2005 to January 2008 and secretary from February 2002 to January 2008. Ms. Lanam also served as Equinix’s chief financial officer from February 2002 to September 2005, as general counsel from April 2000 to January 2003 and as assistant secretary from April 2000 to February 2002. In addition, Ms. Lanam served as vice president of corporate finance from November 2001 to February 2002. Before joining Equinix, Ms. Lanam was employed at Gunderson Dettmer Stough Villeneuve Franklin and Hachigian, LLP (“Gunderson Dettmer”), where she was an associate from January 1996 to January 2000 and a partner from January 2000 to April 2000. Prior to joining Gunderson Dettmer, Ms. Lanam was an associate at the law firms of Jackson, Tufts, Cole & Black and Brobeck, Phleger & Harrison, LLP.

Keith D. Taylor has served as Equinix’s chief financial officer since September 2005. From February 2001 to September 2005, Mr. Taylor served as Equinix’s vice president, finance and chief accounting officer. In addition, from February 1999 to February 2001, Mr. Taylor served as Equinix’s director of finance and administration. Before joining Equinix, Mr. Taylor was employed by International Wireless Communications,

Inc., an operator, owner and developer of wireless communication networks, as vice president finance and interim chief financial officer. Prior to joining International Wireless Communications, Inc., Mr. Taylor was employed by Becton Dickinson & Company, a medical and diagnostic device manufacturer, as a senior sector analyst for the diagnostic businesses in Asia, Latin America and Europe.

Guy de Rohan Willner has served as Equinix’s president, Equinix Europe since September 2007. Before joining Equinix, Mr. Willner served chief executive officer of IXEurope, a European datacenter company, which he co-founded in 1998, and which was acquired by Equinix in 2007. Prior to co-founding IXEurope, Mr. Willner worked for Vivendi Group between 1992 and 1998, both in the UK and in Hungary, and began his career with Philips NV in Paris working in Compact Disc Interactive, Smart Card and telematics technologies. As previously announced, Mr. Willner will step down as president, Equinix Europe on June 1, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2008, certain information with respect to shares beneficially owned by (i) each person who is known by Equinix to be the beneficial owner of more than five percent of Equinix’s outstanding shares of common stock, (ii) each of Equinix’s directors and nominees, (iii) each of the executive officers named in Executive Compensation and Related Information, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Steven T. Clontz(1)	12,500	*

Steven P. Eng(2)	19,500	*

Gary F. Hromadko(3)	185,918	*

Scott G. Kriens(4)	71,376	*

Irving F. Lyons, III(5)	6,250	*

Christopher B. Paisley	5,000	*

Peter F. Van Camp(6)	318,256	*

Stephen M. Smith(7)	84,497	*

Peter T. Ferris(8)	90,253	*

Sushil K. Kapoor(9)	76,081	*

Renée F. Lanam(10)	62,838	*

Keith D. Taylor(11)	100,655	*

Wellington Management Co. LLP(12) 75 State Street Boston, MA 02109	4,867,876	13.24

i-STT Investments (Bermuda) Ltd.(13) 51 Cuppage Road, #10-11/17 StarHub Centre Singapore 229469	4,300,000	11.70

Wells Capital Management, Inc.(14) 525 Market Street 10th floor San Francisco, CA 94105	3,967,626	10.79

Fidelity Management & Research(15) 82 Devonshire Street Boston, MA 02109	3,863,862	10.51

Morgan Stanley Investment Management, Inc(16) 522 Fifth Avenue New York, NY 10036	2,799,350	7.61

All current directors and executive officers as a group (12 persons)(17)	962,154	2.59

*	Less than 1%.
(1)	Represents 12,500 shares subject to options exercisable within 60 days of March 31, 2008.
(2)	Represents 19,500 shares subject to options exercisable within 60 days of March 31, 2008.
(3)	Includes 33,500 shares owned by Octave Fund L.P., of which a limited liability company controlled by Mr. Hromadko is the general partner, and as to which Mr. Hromadko disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Hromadko is a venture partner of Crosslink Capital, Inc. Based on a Form 4 filed with the Securities and Exchange Commission on March 12, 2008, Crosslink Capital, Inc. and its affiliates own an aggregate of 662,165 shares of common stock of Equinix. Crosslink Capital, Inc. and its affiliates also own 7,500 shares subject to options exercisable within 60 days of March 31, 2008. However, Mr. Hromadko is not deemed to beneficially own the shares of common stock or the stock options that are beneficially owned by Crosslink Capital, Inc. and its affiliates. Crosslink Capital, Inc. and each of its affiliates also disclaim beneficial ownership of such securities except to the extent of that person’s pecuniary interest therein.
(4)	Includes 1,250 shares subject to options exercisable within 60 days of March 31, 2008.
(5)	Includes 3,750 shares subject to options exercisable within 60 days of March 31, 2008.
(6)	Includes 256,346 shares subject to options exercisable within 60 days of March 31, 2008. Also includes 30,000 shares subject to forfeiture pursuant to a restricted stock grant.
(7)	Includes 84,000 shares subject to forfeiture pursuant to restricted stock grants.
(8)	Includes 24,850 shares subject to options exercisable within 60 days of March 31, 2008 and 37,332 shares subject to forfeiture pursuant to restricted stock grants. Also includes 276 shares held by Mr. Ferris as custodian for his children; Mr. Ferris disclaims beneficial ownership of these shares.
(9)	Includes 23,375 shares subject to options exercisable within 60 days of March 31, 2008. Also includes 35,832 shares subject to forfeiture pursuant to restricted stock grants.
(10)	Includes 13,751 shares subject to options exercisable within 60 days of March 31, 2008. Also includes 35,832 shares subject to forfeiture pursuant to restricted stock grants.
(11)	Includes 50,282 shares subject to options exercisable within 60 days of March 31, 2008. Also includes 38,166 shares subject to forfeiture pursuant to restricted stock grants.
(12)	Based on a Schedule 13-G filed with the Securities and Exchange Commission on February 14, 2008.
(13)	Based on a Directors’, Officers’ and 5% Stockholders’ Questionnaire dated March 28, 2008. The record holder of the shares is i-STT Investments (Bermuda) Ltd. (“i-STT Bermuda”). i-STT Bermuda is an indirect, wholly-owned subsidiary of STT Communications Ltd. (“STTC”). The direct and indirect parents of i-STT Bermuda (including STTC) may be deemed to beneficially own the shares in which i-STT Bermuda has the power to vote. The 4,300,000 shares of Equinix common stock referred to above were sold by i-STT Bermuda to Credit Suisse First Boston Capital LLC (“CSFB Capital”) pursuant to a Forward Purchase Agreement (the “Purchase Agreement”) under which i-STT Bermuda will (subject to its right to settle its obligations under the Purchase Agreement in cash) be obligated to deliver up to 4,300,000 shares of Equinix common stock on November 15, 2008 in settlement of its obligations under the Purchase Agreement. These 4,300,000 shares of Equinix common stock are currently pledged by i-STT Bermuda to CSFB Capital.
(14)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 4, 2008.
(15)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 14, 2008.
(16)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 14, 2008.
(17)	Includes an aggregate of 413,104 shares subject to options exercisable within 60 days of March 31, 2008. Also includes 261,162 shares subject to forfeiture pursuant to restricted stock grants.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This section describes Equinix’s executive compensation program as it relates to the individuals who served as Equinix’s chief executive officer and chief financial officer during 2007, as well as the other individuals included in the 2007 Summary Compensation Table in this proxy statement, referred to as the named executive officers:

• Stephen Smith:	Chief Executive Officer and President

• Peter Van Camp:	Executive Chair (Former Chief Executive Officer and President)

• Keith Taylor:	Chief Financial Officer

• Peter Ferris:	Senior Vice President, Worldwide Sales (Became President, Equinix U.S. effective January 2008)

• Renée Lanam:	Chief Development Officer (Transitioned to Executive Advisor to Executive Chair effective January 2008)

• Sushil Kapoor:	Senior Vice President, IBX Operations (Became Chief Operations Officer effective January 2008)

In October 2006, Mr. Van Camp announced his intention to transition from his role as chief executive officer and president of Equinix to the role of executive chair. At that time, a search began for his replacement. In March 2007, Equinix extended an offer to Stephen Smith to serve as chief executive officer and president. Mr. Smith commenced employment with Equinix in April 2007. Mr. Van Camp and Mr. Smith’s compensation arrangements are discussed in greater detail throughout this discussion and elsewhere in this proxy statement.

In December 2007, Ms. Lanam announced her intention to step down from her role as chief development officer and to reduce her work hours beginning January 15, 2008 to 50% of a full-time equivalent. It is expected that Ms. Lanam will further reduce her work hours beginning May 2, 2008 to 20% of a full-time equivalent. Ms. Lanam will be the executive advisor to the executive chair and will be responsible for special projects. Further details on Equinix’s agreement with Ms. Lanam can be found elsewhere in this discussion and proxy statement.

The Compensation Committee of the Equinix Board of Directors is comprised of independent directors and oversees, reviews and administers all of Equinix’s compensation, equity and employee benefit plans and programs relating to executive officers, including the named executive officers, approves the global guidelines for the compensation program for Equinix’s non-executive employees and approves Equinix’s projected global equity usage. The Compensation Committee also acts periodically to evaluate the effectiveness of the compensation programs at Equinix and considers recommendations from management regarding new compensation programs and changes to those already in existence. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in the Compensation Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com. At the beginning of 2007, the Compensation Committee was comprised of Steven Eng and Scott Kriens. Irving Lyons joined the Compensation Committee in May of 2007.

Overview

Program Philosophy and Objectives

Equinix’s overall compensation philosophy is designed to provide a competitive total compensation package that attracts, inspires and retains top performing employees, including our named executive officers. The Compensation Committee and the management of Equinix believe that the quality, skills and dedication of Equinix’s executive officers are critical factors affecting our long-term value. The various elements of compensation are designed to link and reward individual performance and the performance of Equinix in achieving financial and non-financial objectives. The Compensation Committee and the management of Equinix also believe that the proportion of compensation at risk should rise as an employee’s level of responsibility increases. This philosophy is reflected in Equinix’s key strategic compensation design priorities: pay for performance, employee retention, cost management, internal pay equity, and alignment with stockholders’ interests.

The Compensation Committee’s objectives are to align executive compensation with Equinix’s long-term and short-term business objectives and performance and to ensure that the compensation paid to each named executive officer reflects Equinix’s performance and the named executive officer’s own contribution to Equinix and his or her level of performance. The Compensation Committee applies its judgment in determining the amount and mix of compensation elements for each named executive officer. A significant percentage of total compensation is tied to performance as a result of the philosophy mentioned above. Though the Compensation Committee balances each compensation element for each executive officer individually, in 2007 the average overall pay mix for our named executive officers was as follows:

•	Base Salary: 12%

•	Annual Incentive Compensation: 7%

•	Long-Term Equity Compensation: 81%

(Based on the market value of the equity awards on the date of grant.)

(Excluding Mr. Smith, who received equity awards representing 89% of his total compensation package (based on their market value on the date of grant) as a new hire and Mr. Van Camp who did not receive an equity grant for 2007.)

In making compensation decisions for the 2007 fiscal year, the Compensation Committee assessed compensation levels and approved compensation plans taking into account individual performance and our competitive market for talent, including a peer group of companies against which we benchmark our performance and compensation programs. The Compensation Committee also took into account Equinix’s strong corporate performance in 2006, including:

•	Revenue growth of 30% over 2005

•	EBITDA (defined below) growth of 46% over 2005

•	Stock price performance growth of approximately 86% during 2006

Benchmarking

Our goal is to provide cash compensation targeted between the 50th and 75th percentiles of market competitive pay practices when targeted levels of performance are achieved as determined by the annual operating plan approved by the Board of Directors. We generally target equity at the 75th percentile; however, if performance or specific retention concerns justify it, we may go above this threshold. In 2006, Equinix participated in the AON/Radford High Technology survey as well as benchmarked to a competitive market of select sectors and select Radford companies chosen to reflect those businesses in our revenue and market segment with which we compete for talent and to allow for increased benchmarking accuracy of competitive target compensation. Our competitive market includes Bay Area companies with revenues between $200.0 million and $1.0 billion, focusing on companies with average revenues of approximately $277.0-$501.0 million, with an average market capitalization of approximately $2.5 billion. Compared to our competitive market, our annual revenues were $419.4 million and our year-end market capitalization was $3.7 billion in 2007. In addition, a peer group was chosen from our competitive market based on a review of companies most closely aligned to Equinix in terms of size, type of business, organizational make-up, membership in the Russell 3000 index, and competition for employees and business. Our peer group will be reviewed annually to ensure it reflects changes in our market and competitors for business and talent. For 2007, our peer group consisted of the following companies:

• Akamai Technologies	• Covad Communications

• Cybersource	• Digital Realty Trust

• Digital River	• Internap

• Internet Security Systems	• Level 3 Communications

• Navisite	• Neustar

• Opsware	• Savvis Communications

• Terremark	• Verisign

Removed from the 2007 peer group were Ariba, Brocade and Informatica. These product companies were removed as other companies were deemed to be more closely aligned to the Equinix business segment of a service-based internet-related company.

Pay Positioning

The Compensation Committee targets pay positioning for the named executive officers between the 50th and 75th market percentiles to provide competitive base salary, annual incentive compensation and health and welfare benefits that will attract and retain top talent, while offering above market long-term equity compensation in recognition of strong corporate performance that will set us apart from our competitors and serve as a market place differentiator. Annually, all compensation is reviewed to determine where compensation elements fall compared to our competitive market and peer group. After this review, if an element of compensation is found to be below the targeted level, a recommendation may be made to adjust that element of compensation to be comparable to our benchmarks. Likewise, if the review shows an element of our compensation to be above the targeted level, that data is also taken into consideration in determining compensation position and movement for that individual.

Principal Elements of Executive Compensation

Base Salary

Base salary for the named executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation data by benchmarking salaries paid in our competitive market. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance and experience, internal equity, changes in job duties and responsibilities, and overall financial results. In November 2006, the Compensation Committee conducted its annual review of executive base salaries. As a result of that review, in December 2006 the Compensation Committee approved a March 1, 2007 increase in the salaries of certain of our named executive officers as reflected in the 2007 Summary Compensation Table in this proxy statement. For 2007, base salary increases for our named executive officers ranged from approximately 0% to 13.4%, based upon role, performance and market data.

A base salary of $450,000 was also approved by the Compensation Committee for Mr. Smith in March 2007, prior to his commencement of employment, as reflected in the 2007 Summary Compensation Table. This positioned his base salary in-line with our stated philosophy and current competitive market data. At that time, the Compensation Committee approved a prorated base salary of $210,000 (50% of his previous salary of $420,000) for Mr. Van Camp for his role as executive chair, reflecting a 50% time position. Mr. Van Camp further reduced his hours to a 15% time position beginning September 1, 2007 and began receiving a prorated base salary of $63,000.

Annual Incentive Compensation

Annual incentive compensation for the named executive officers is linked to the attainment of Equinix’s corporate goals through a cash incentive plan that calculates payouts based on Equinix’s growth. Accordingly, in 2007, the Compensation Committee adopted the 2007 annual incentive plan, pursuant to which all regular non-sales commissioned part-time and full-time employees were eligible to earn annual cash bonuses.

Under the 2007 annual incentive plan, the Compensation Committee assigned each named executive officer an annual maximum bonus amount tied to the achievement of specific goals related to revenue and EBITDA (defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and any gains or losses from asset sales) as set forth in the 2007 operating plan approved by the Board of Directors. The maximum bonus set for each named executive officer was based on targets for comparable positions in our competitive market and was stated in terms of a percentage of the named executive officer’s base salary for the year. Under the 2007 annual incentive plan, as a percentage of base salary, maximum bonuses were as follows:

• Chief Executive Officer:	70%

• Chief Financial Officer:	60%

• Chief Development Officer:	60%

• Senior Vice President, IBX Operations:	50%

• Senior Vice President, Worldwide Sales:	20%

In recruiting Mr. Smith, in March 2007 the Compensation Committee approved a maximum bonus under the 2007 annual incentive plan equal to 100% of his base salary, prorated and guaranteed for 2007, to provide a competitive offer for Mr. Smith and to align with market practices. At that time, the Compensation Committee also approved Mr. Van Camp’s continued participation in the 2007 annual incentive plan on a prorated basis based upon actual hours worked.

50% of the 2007 annual incentive plan was to be funded if Equinix achieved the Board of Directors approved revenue and EBITDA goals in the 2007 operating plan, and the remaining 50% or portion thereof was to be funded if Equinix over-achieved against such goals. The over-achievement portion would be funded only if Equinix’s revenues and EBITDA met certain performance targets. For every 1% below operating plan for revenue and EBITDA, the bonuses would be reduced by 10% and there would be no bonuses if either revenue or EBITDA was less than 95% of operating plan target. Under the 2007 annual incentive plan design, the revenue and EBITDA goals would be adjusted for extraordinary events, such as expansion centers or acquisitions, not contemplated in the operating plan. The Board of Directors approved revenue and EBITDA goals for 2007 were $361.5 million and $140.5 million, respectively. After adjusting the goals for certain events not contemplated in the operating plan, such as expansions in Singapore and Tokyo, the sale of our EMS business in Singapore, and our acquisition of IXEurope, the revenue and EBITDA goals for 2007 were $401.6 million and $146.9 million, respectively. To fund the over-achievement portion, Equinix would have to generate $7.2 million of incremental EBITDA over the adjusted operating plan target, assuming a 40% EBITDA flow-through on revenues above the adjusted operating plan revenue target of $401.6. In addition, Equinix would have to generate $3.8 million of incremental EBITDA to fully-fund the over-achievement portion of the 2007 annual incentive plan.

In 2007, we reported revenues of $419.4 million and EBITDA of $155.4 million – increases of 46% and 52%, respectively, over the prior year. Thus, for 2007, Equinix met the “at-plan” component of our performance goals and achieved results that funded 100% of the “over-performance” component. Cash bonus awards paid reflected these results. The 2007 Summary Compensation Table in this proxy statement sets forth the actual incentive compensation earned by the named executive officers for performance in 2007 (paid in full by February of 2008).

In addition to the 2007 annual incentive plan, a 2007 sales incentive plan applied to our senior vice president, worldwide sales, Peter Ferris. Under the 2007 sales incentive plan, Mr. Ferris had the opportunity to earn up to $140,000 based on quarterly bookings of new monthly recurring and non-recurring revenue and territory revenue quotas. For 2007, Mr. Ferris earned $120,000 under the 2007 sales incentive plan. Mr. Ferris became president, Equinix U.S. effective January 2008.

For fiscal 2008, the Compensation Committee has implemented the 2008 annual incentive plan pursuant to which bonuses are linked to the attainment of Equinix’s corporate goals through a cash incentive plan that calculates payouts based on Equinix’s achievement of EBITDA targets. In 2007, we continued to remain focused on driving revenue to achieve a market leadership position, in addition to increasing EBITDA, a measure of profitability. In 2008, having achieved a global market leadership position, we have become more focused on the ability to drive increased EBITDA, consistent with the expectations of a company in a market leadership position, and have thus tied the 2008 annual incentive plan to solely that metric. Under the 2008 annual incentive plan, as a percentage of base salary, maximum bonuses are as follows:

• Chief Executive Officer:	100%

• Chief Financial Officer:	60%

• Other Named Executive Officers:	50%

In addition, Mr. Ferris can earn up to 20% of his base salary based upon quarterly revenue targets.

The actual bonuses can range from 0% to 100% of the target amounts. The payout percentage depends on the degree to which we attain or exceed Equinix’s approved operating plan and each individual’s performance. The 2008 EBITDA goal set by the Board of Directors is designed to motivate management to fully capitalize on Equinix’s potential and deliver maximum value to stockholders. The goal is consistent with bookings growth we have experienced in the past, while taking into account the available inventory in each of our markets. The goal also contemplates strong growth in Europe and Asia and contemplates investment in headcount and key areas to scale Equinix to the appropriate operating level. In addition, given the acquisition of IXEurope in 2007, Equinix has committed to invest in Europe and will continue to expand in key markets where inventory is limited or will become limited in the current year. Any single failure to achieve this revenue growth, a delay in anticipated inventory becoming available to us to sell, or over-spending on integration or other corporate initiatives will negatively affect our ability to meet the EBITDA goal.

Long-Term Equity Compensation

Since 2005, all equity awards to the named executive officers of Equinix have primarily been grants of performance-based restricted stock. A grant of restricted stock gives the named executive officer the right to receive a specified number of shares of Equinix common stock, at no cost to the executive officer, if he or she remains employed by Equinix until the award vests. Unlike a stock option, whether or not a restricted stock grant has compensation value does not depend solely on future stock price increases. Restricted stock can therefore deliver greater share for share compensation value at grant than stock options. This issuance of fewer shares has a favorable impact on our burn rate resulting in less dilution for our stockholders. To date, the restricted stock awards to our named executive officers have contained both service and performance vesting triggers, with the exception of the transition awards described below. The Compensation Committee believes that restricted stock awards with performance-based vesting encourage executive performance by focusing on long-term growth and profitability which it believes are the primary drivers of stockholder value creation.

Generally, a market competitive equity grant is made in the year that an executive officer commences employment with Equinix. Thereafter, a refresh grant is generally made at the beginning of each fiscal year. The size of each grant is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity to realize value from equity based upon the individual’s position with Equinix, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period, Equinix’s performance in the recent period, the competitive marketplace trends, and the retention value of unvested options or shares held by the individual at the time of the new grant.

In January 2007, the Compensation Committee granted two separate awards of restricted stock to Equinix’s named executive officers (with the exception of Mr. Van Camp who was not granted any equity awards in anticipation of his transition to the role of executive chair). The first was a grant of performance-based restricted stock with both service and stock price appreciation vesting triggers. These performance awards are subject to three-year, semi-annual vesting commencing a year from the date of grant. Vesting will occur when the stock appreciates to pre-determined levels tied to a calculation utilizing a Russell 3000 Index growth rate and the service-based triggers are met. Equinix’s stock price must grow at a rate equal to or better then the Russell 3000 Index 10 year average (compounded annually) in order for each six month stock price target to be met. The vesting schedule and the number of shares granted were established to ensure a meaningful incentive in each year following the year of grant. These performance awards strongly align a significant portion of executive pay to a continued appreciation of our stock price over time, thereby focusing executive and corporate performance on continued stockholder returns.

In addition, each named executive officer was also granted a second restricted stock award in anticipation of the transition of a new chief executive officer in 2007. These transition awards are subject to two-year semi-annual vesting, with  1/3 vesting during the first year and  2/3 vesting the second year. The vesting schedule and the number of shares granted were established to ensure retention of the executive team at a time when Equinix was experiencing rapid business expansion and opportunity for significant growth in our markets. Maintaining this business momentum during the transition to a new chief executive officer was the key goal for offering a meaningful incentive to each executive officer.

In April 2007, in connection with his commencement of employment, Mr. Smith was granted an award of 24,000 shares of restricted stock, which will vest over four years, with the initial 25% vesting upon Mr. Smith’s completion of one year of employment and the balance vesting in equal semi-annual installments thereafter. Mr. Smith was also granted an award of 60,000 shares of performance-based restricted stock, which will vest on the later of attainment of price appreciation targets and completion of four years of service, with the initial 25% vesting upon Mr. Smith’s completion of one year of employment and the balance vesting in equal semi-annual installments thereafter, provided the price appreciation targets have been met.

The 2007 Grants of Plan-Based Awards table in this proxy statement sets forth the restricted stock awards received by the named executive officers in 2007.

Sign-On Bonus

In March 2007, the Compensation Committee approved a sign-on bonus of $100,000 for Mr. Smith, payable at the first payroll date following Mr. Smith’s commencement of employment, to replace a benefit he was receiving from a prior employer.

Retirement Benefits; Life, Health and other Welfare Benefits

Retirement, life, health and other welfare benefits at Equinix are the same for all eligible employees, including the named executive officers, and are designed to be aligned to our competitive market. Equinix shares the cost of health and welfare benefits with all of our eligible employees and offers an employer 401(k) match, which all employees, including the named executive officers, are eligible for.

Severance, Change-in-Control and other Post-Employment Programs

We have entered into a severance agreement as a part of each named executive officer’s competitive offer which provides for a severance payment equal to the named executive officer’s annual base salary and maximum bonus in the event his or her employment is terminated for any reason other than cause or he or she voluntarily resigns under certain circumstances as described in the agreement. In addition, under the agreement, the named executive officer is entitled to the payment of his or her monthly health care premiums under the Consolidated Omnibus Budget Reconciliation Act for up to 12 months. Mr. Smith’s severance agreement also provides that any restricted stock outstanding on the date of termination will vest pro rata as to any partially completed installment. The severance program is provided as a temporary source of income in the event of an executive’s involuntary termination of employment.

Options and restricted shares granted to the named executive officers of Equinix prior to 2008 provide for 12 months vesting acceleration upon a change-in-control of Equinix, regardless of whether any applicable stock price appreciation targets have been obtained. This practice is no longer considered to be consistent with best practices and was eliminated in the 2008 equity grants to the named executive officers. Further, under our equity incentive plans, a named executive officer’s awards granted to date will vest in full should he or she be involuntarily terminated, or should he or she voluntarily resign under certain circumstances, within 18 months following the transaction. In February 2008, the Compensation Committee amended our equity incentive plans to eliminate this provision. Future restricted stock or stock unit awards granted to our named executive officers will only vest as to 50% (and options will vest as to 0%) of the outstanding unvested portion of such awards, in connection with an involuntarily termination or voluntary resignation under certain circumstances, within 18 months following a change-in-control. These amendments were designed to further align our equity acceleration provisions with best practices.

We believe some provision for acceleration of equity awards in connection with changes-in-control protects the stockholders’ interests by encouraging our officers to continue to devote their attention to their duties and to facilitate an acquisition with minimized distraction, and by neutralizing bias the officers might have in evaluating acquisition proposals. In addition, we believe that the events triggering payment, both a change-in-control and an involuntary termination, and then only when there is no misconduct by the officer, are fair hurdles for the ensuing rewards.

In December 2007, we entered into a letter agreement with Ms. Lanam, our chief development officer, providing for her continued employment through January 9, 2009. Under the agreement, which replaces her severance agreement, we agreed that we would not terminate Ms. Lanam’s employment prior to January 9, 2009 except for cause as defined therein. Ms. Lanam may resign her employment at any time. Pursuant to the agreement, Ms. Lanam reduced her work hours beginning January 15, 2008 to 50% of a full-time equivalent and it is expected that Ms. Lanam will further reduce her work hours beginning May 2, 2008 to 20% of a full-time equivalent. Ms. Lanam will be responsible for special projects as directed by Equinix’s executive chair. Until the earlier of January 10, 2009, Ms. Lanam’s voluntary resignation or a termination by Equinix for cause, Ms. Lanam will continue to receive her prorated annual salary and benefits in accordance with Equinix’s existing policies and Ms. Lanam will continue to vest in her outstanding options and equity awards. The agreement also contains certain restrictive covenants, releases and other customary terms and conditions.

For further discussion on our severance and change-in-control agreements, see the section entitled “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement.

Perquisites and Other Benefits

Equinix generally does not provide executives with perquisites. None of our named executive officers received tax gross-ups or other amounts during 2007 for the payment of taxes in connection with other compensation payments.

Corporate Governance

Process for Reviewing and Adjusting Executive Pay

Executive pay is reviewed at least annually to determine positioning to the marketplace. The 2007 compensation proposals were first considered by the Compensation Committee in November 2006 and approved in December 2006. In addition to reviewing executive officers’ compensation against the competitive market, the Compensation Committee also considers recommendations from the chief executive officer regarding total compensation for the named executive officers who report directly to him. The chief executive officer, as the manager of the members of the executive team, assesses the named executive officers’ contributions to Equinix’s performance and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, annual incentive compensation and equity refresh grant for each named executive officer, other than himself. The Compensation Committee meets to evaluate, discuss and modify or approve these recommendations, and to conduct a similar evaluation of the chief executive officer’s contributions to corporate goals. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the named executive officers. The other named executive officers do not play a role in their own compensation determinations, other than discussing individual performance objectives with the chief executive officer.

Management provides the Compensation Committee with historical and prospective breakdowns of each of the compensation components for each named executive officer. In addition, management provides the Compensation Committee with a review of the unvested shares held by each named executive officer, the potential value of those unvested shares over a four-year period, and how that value compares to the competitive market for similar positions. This analysis allows the Compensation Committee to evaluate the degree to which unvested shares held by a named executive officer hold retention value. In 2006, the Compensation Committee was also provided with “tally sheets” outlining the total dollar compensation paid to each named executive officer in 2006 and proposed for 2007, including base salary, annual incentive compensation, long-term equity compensation, and other compensation. In addition, the tally sheets outlined and quantified the potential payments upon termination or change-in-control that would be paid to each named executive officer. Management intends to provide tally sheets to the Compensation Committee on an annual basis going forward.

As described above, members of management support the Compensation Committee in its work. An outside consulting firm called The Nieto Group is also used to conduct executive compensation benchmarking analyses. In addition, the Compensation Committee has the exclusive authority under its charter to engage the services of outside counsel, consultants, accountants and other advisers to assist the Compensation Committee in carrying out its duties. In accordance with this authority, in 2006, the Compensation Committee engaged the services of Compensia, Inc. to advise the Compensation Committee on matters related to compensation for executive officers and other key employees, and on best practices to follow as they reviewed and made decisions on Equinix’s 2007 compensation programs. For 2007, Compensia, Inc. reviewed all materials to validate peer group and market data in connection with the 2007 compensation decisions and recommended and advised on best practices and on the development of a Compensation Committee calendar. In the Fall of 2007, Compensia, Inc. prepared and presented detailed market and peer company analysis to facilitate the 2008 compensation decisions. Compensia, Inc. performed no work for management in 2007. Compensia, Inc. continues to advise the Compensation Committee on an on-going basis and a representative from the firm attends all Compensation Committee meetings.

Our chief executive officer attended all Compensation Committee meetings in 2007 and reviewed and provided input on agendas and compensation proposals and recommendations brought before the Compensation Committee for review and approval.

Process for Granting Equity Awards

As described above, in January 2007 two restricted stock awards were granted to the named executive officers (with the exception of Messrs. Smith and Van Camp). The proposed awards were first discussed at a meeting of the Compensation Committee in November 2006 and later approved by unanimous written consent in December 2006.

Prior to making an offer to a new executive officer, the Compensation Committee will approve the terms of the offer of employment, including any proposed equity grant, at their regularly scheduled meeting, at a special meeting, or by unanimous written consent of the Compensation Committee. Replenishment equity awards to executive officers are made at regularly scheduled meetings of the Compensation Committee or by unanimous written consent and are generally made once each year at the time of the Compensation Committee’s annual review of executive officer performance.

Equinix does not have a program, plan or practice to time equity grants in coordination with the release of material, non-public information. Nor is there a program, plan or practice of awarding equity grants and setting the exercise price or fair market value based on the stock’s price on a date other than the actual grant date. Accordingly, the exercise price of stock option grants and the value of restricted stock awards will be determined using the closing price of the common stock on the date of grant. However, to the extent an award is made on a date which our common stock does not have a reported closing price then the fair market value of our common stock on that date (used to set the exercise price of options and determine the value of restricted stock awards) shall mean the closing price as of the first trading day following the applicable date on which there is a reported closing price for the common stock. In 2007, all awards were made at the fair market value at the time of the award.

Stock Ownership/Retention

Equinix does not currently maintain any stock ownership or retention policies for named executive officers because officer compensation is set within a typical market range and is primarily performance-based and high risk.

Financial Restatement

The Compensation Committee has not adopted a policy with respect to whether Equinix will make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers or others where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. To date, Equinix has not restated any of its financial results.

Accounting and Tax Considerations

Accounting Considerations

Base salary and annual incentive compensation are expensed by Equinix when the services are rendered by the individual employees. In terms of long-term equity compensation, the fair value of stock options and restricted stock and stock unit awards, determined as of their grant date, is amortized as an expense over the term of the vesting period.

For 2007, the compensation expense of the equity compensation programs under FAS 123(R), a statement from the Financial Accounting Standards Board requiring that all equity-based awards to employees be recognized in the income statement based upon their fair value, was approximately $42.7 million. The FAS 123(R) expense is considered by management in evaluating compensation levels at Equinix. In anticipation of FAS 123(R), Equinix changed the contractual life of a standard option grant made to employees or consultants from 10 years down to seven years. Equinix has not made any other meaningful changes to equity grant practices as a result of FAS 123(R).

Tax Considerations

Section 162(m) of the Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1.0 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our chief executive officer or any of our three other most highly compensated executive officers (excluding our chief financial officer) (each referred to as a covered employee). There is an exemption to the $1.0 million limitation for performance-based compensation meeting certain requirements.

To qualify for the exemption from the $1.0 million deduction limitation, our stockholders approved a limitation under our Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per fiscal year and, in 2007, our stockholders approved terms under which long-term incentive awards for covered employees under our Incentive Plan would be performance-based for purposes of exemption from the limitations of Section 162(m). Because these limitations were adopted, any compensation deemed paid to a covered employee when he or she exercises an option under the Incentive Plan with an exercise price that is at least equal to the fair market value of the option shares on the grant date, or resulting from the vesting of performance-based restricted stock awards, will qualify as performance-based compensation and not be subject to the $1.0 million limitation. The spread between the exercise price of the option, and the fair market value of Equinix’s common stock at the time of exercise, is taken as a deduction by Equinix.

Restricted stock awards with performance-based vesting granted under the Incentive Plan prior to 2008, and cash awards under the annual incentive program, are subject to the $1.0 million deduction limitation when aggregated with other non-exempt compensation. To maintain flexibility in compensating our named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although some amounts we record as compensation to certain named executive officers may be limited by Section 162(m), the limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Section 409A of the Code

The tax rules relating to nonqualified deferred compensation arrangements were changed when Section 409A was added to the Code. Equinix believes it is currently operating in compliance with the statutory provisions which became effective January 1, 2005.

Compensation Committee Report

Equinix’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Steven P. Eng, Chairman

Scott G. Kriens

Irving F. Lyons, III

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to each individual who served as Equinix’s “principal executive officer,” Equinix’s “principal financial officer” and the three other highest paid executive officers whose total compensation for the year ended December 31, 2007 exceeded $100,000 (our “named executive officers”).

Equinix has not entered into employment agreements with any of the named executive officers but has entered into severance agreements pursuant to which each named executive officer is entitled to cash severance upon certain terminations of employment. Our named executive officers are also entitled to certain vesting acceleration benefits upon a change-in-control of Equinix. See the section entitled “Potential Payments upon Termination or Change-in Control” elsewhere in this proxy statement for further discussion.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(7) ($)		Option Awards(7) ($)		Non-Equity Incentive Plan Compensation(8) ($)			All Other Compensation(10) ($)		Total ($)
Stephen M. Smith(1)	2007		$337,500	437,500	(6)		$2,466,806		—		—			$6,750		$3,248,556
Chief Executive Officer & President
Peter F. Van-Camp(2)	2007		$213,500	—			$1,289,820		$199,154		$149,255			$6,750		$1,858,479
Executive Chair and former Chief Executive Officer & President	2006		$418,317	—			$1,361,016		$750,924		$284,059			$6,600		$2,820,916
Keith D. Taylor	2007		$264,667	—			$1,455,024		$77,930		$160,800			$6,750		$1,965,171
Chief Financial Officer	2006		$248,000	—			$1,153,199		$177,154		$119,807			$6,600		$1,704,760
Renée F. Lanam(3)	2007		$285,000	—			$1,569,669		$129,883		$171,000			$6,750		$2,162,302
Executive Advisor to the Executive Chair	2006		$284,417	—			$1,294,018		$295,195		$165,218			$6,600		$2,045,448
Peter T. Ferris(4) President, Equinix U.S.	2007 2006	$ $	257,000 241,000	— —		$ $	1,482,606 998,460	$ $	82,259 186,260	$ $	172,000 161,763	(9) (9)	$ $	6,750 6,600	$ $	2,000,615 1,594,083
Sushil K. Kapoor(5)	2007		$256,833	—			$1,448,121		$70,153		$131,000			$6,750		$1,912,857
Chief Operations Officer

(1)	Mr. Smith joined Equinix on April 2, 2007.
(2)	Mr. Van Camp resigned as Equinix’s chief executive officer and president effective April 2, 2007.
(3)	Until January 15, 2008, Ms. Lanam’s served as our chief development officer and secretary.
(4)	Mr. Ferris became our president, Equinix U.S. effective January 2008. Prior to that he served as our senior vice president, world wide sales.
(5)	Mr. Kapoor was employed by, but was not a named executive officer of, Equinix in 2006. He became our chief operations officer effective January 2008. Prior to that he served as our senior vice president, IBX operations.
(6)	Includes a guaranteed 2007 bonus equal to 100% of his base salary, prorated based on Mr. Smith’s start date, and a $100,000 signing bonus.
(7)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with FAS 123(R), excluding any forfeiture estimates, and thus includes amounts from awards granted in and prior to the applicable fiscal year. See Note 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008 for a discussion of all assumptions made by Equinix in determining the FAS 123(R) values of our equity awards.
(8)	The amounts in this column reflect the cash bonus awards to the named executive officers under our 2006 annual incentive plan and our 2007 annual incentive plan. Our 2007 annual incentive plan is discussed in greater detail in “Compensation Discussion and Analysis” in this proxy statement.
(9)	Includes awards under Mr. Ferris’s applicable sales incentive plan.
(10)	Amounts reflect matching contributions made by Equinix to the named executive officers’ respective 401(k) plan accounts. All Equinix employees are eligible for our 401(k) plan matching program.

“Salary” and “bonus and/or non-equity incentive plan compensation” accounted for the following percentages of the total compensation of the named executive officers in 2007.

Name	Salary as % of Total Compensation	Bonus and/or Non-Equity Incentive Plan Compensation as % of Total Compensation
Stephen M. Smith	10%	13%
Peter F. Van Camp	11%	8%
Keith D. Taylor	13%	8%
Renée F. Lanam	13%	8%
Peter T. Ferris	13%	9%
Sushil K. Kapoor	13%	7%

2007 Grants of Plan-Based Awards Table

The following table sets forth each non-equity incentive plan award and equity award granted to Equinix’s named executive officers during fiscal year 2007.

Each individual listed below was granted a non-equity incentive plan award pursuant to our 2007 annual incentive plan. Bonus levels depended on Equinix’s achievement of specific goals related to revenue and EBITDA in the 2007 operating plan approved by Equinix’s Board of Directors. The amounts in the “minimum” column below, which are half of the target amounts, reflect the minimum amount payable under the plan, payable if Equinix achieved 95% of both the revenue and EBITDA goals in the operating plan. The amounts shown in the “target” column below reflect the target payment level under the 2007 annual incentive plan if Equinix achieved both the revenue and EBITDA goals in the operating plan. The amounts in the “maximum” column reflect the maximum payment level, which is two times the target amount, payable if Equinix over-performed against the revenue and EBITDA goals by a set amount. In addition, Mr. Ferris also participated in a 2007 sales incentive plan. Pursuant to this plan, Mr. Ferris was eligible for commissions based on quarterly bookings of new monthly recurring and non-recurring revenue and U.S. territory revenue quotas. Both the 2007 annual incentive plan and the 2007 sales incentive plan are discussed in greater detail in “Compensation Discussion and Analysis” elsewhere in this proxy statement. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table above.

With the exception of Mr. Smith who had not yet started employment and Mr. Van Camp, we granted two awards of restricted stock to each of our named executive officers on January 2, 2007 under the Incentive Plan. The first was an award of restricted stock that vests over two years from January 1, 2007 (January 8, 2007 in the case of Ms. Lanam), with 16.67% of the shares vesting after both six and 12 months of service and 33.33% of the shares vesting after 18 and 24 months of service. The second was an award of performance-based restricted stock with both service and price appreciation vesting triggers. This award is subject to four-year vesting and will only vest if our common stock appreciates to pre-determined levels. Assuming the price appreciate targets have been met by such dates, 16.67% of the shares will vest when the officer completes 18 months of service from January 1, 2007 (January 8, 2007 in the case of Ms. Lanam) and the remaining shares will vest in five equal semi-annual installments thereafter. The shares will also vest if the price appreciation targets are met at any time after the vesting dates so long as the officer remains employed by Equinix. The shares subject to each award will accelerate in the event of a change-in-control of Equinix or an involuntary termination of the named executive officer within 18 months after a change-in-control, as described in greater detail in “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement.

On April 2, 2007, we granted two awards of restricted stock under the Incentive Plan to Mr. Smith in connection with his commencement of employment. The first vests over four years of service from his April 2,

2007 employment commencement date, with 25% of the shares vesting upon completion of one year of service and an additional 12.5% of the shares vesting upon completion of each six months of service thereafter. The second is an award of performance-based restricted stock with both service and price appreciation vesting triggers. The award is subject to the four-year vesting and will only vest if our common stock appreciates to pre-determined levels. Assuming the price appreciation targets have been met by such dates, 25% of the shares will vest when Mr. Smith completes one year of service and an additional 12.5% of the shares will vest upon completion of each six months of service thereafter. The shares will also vest if the price appreciation targets are met at any time after the vesting dates so long as Mr. Smith remains employed by Equinix. The shares subject to each award will accelerate in the event of a change in control of Equinix or an involuntary termination within 18 months after a change in control, as described in greater detail in “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement.

Name	Grant Date	Date of Compensation Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Minimum ($)	Target ($)		Maximum ($)		Target (#)
Stephen M. Smith	4/2/07	4/2/07	—	—		—		—	24,000	$2,060,880
Stephen M. Smith	4/2/07	4/2/07	—	—		—		60,000	—	$5,030,400
Peter F. Van Camp	N/A	N/A	$37,363	$74,725		$149,450				—
Keith D. Taylor	N/A	N/A	$40,200	$80,400		$160,800		—	—	—
Keith D. Taylor	1/2/07	12/16/06	—	—		—		—	7,000	$527,660
Keith D. Taylor	1/2/07	12/16/06	—	—		—		16,000	—	$1,173,440
Renée F. Lanam	N/A	N/A	$42,750	$85,500		$171,000		—	—	—
Renée F. Lanam	1/2/07	12/16/06	—	—		—		—	6,500	$489,970
Renée F. Lanam	1/2/07	12/16/06	—	—		—		15,000	—	$1,100,550
Peter T. Ferris	N/A	N/A	$13,000	$26,000		$52,000		—	—	—
(annual incentive plan)
Peter T. Ferris	N/A	N/A	—	$100,000	(1)	$140,000	(2)	—	—	—
(sales incentive plan)
Peter T. Ferris	1/2/07	12/16/06	—	—		—		—	8,000	$603,040
Peter T. Ferris	1/2/07	12/16/06	—	—		—		18,000	—	$1,320,120
Sushil K. Kapoor	N/A	N/A	$32,750	$65,500		$131,000		—	—	—
Sushil K. Kapoor	1/2/07	12/16/06	—	—		—		—	8,000	$603,040
Sushil K. Kapoor	1/2/07	12/16/06	—	—		—		18,000	—	$1,320,120

(1)	Represents the target amount payable under Mr. Ferris’s 2007 sales incentive plan if Equinix achieved all quarterly new monthly recurring, non-recurring and U.S. territory revenue objectives.
(2)	Represents the maximum amount payable under Mr. Ferris’s 2007 sales incentive plan if Equinix achieved its new monthly recurring and non-recurring revenue objectives and achieved a specified level of additional U.S. territory revenues.
(3)	The amounts in this column represent the aggregate grant date fair value of the equity award calculated in accordance with FAS 123(R). See Note 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2008 for a discussion of all assumptions made by Equinix in determining the FAS 123(R) values of our equity awards.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The following table sets forth information regarding each unexercised option and all unvested stock held by each of our named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#) Exercisable		Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9) ($)
Stephen M. Smith	—		—	—	—	24,000	(7)	2,425,680	60,000	(10)	6,064,200
Peter F. Van Camp	695		0	144.00	05/15/2010	—		—	24,750	(11)	2,501,483
	96,337		0	144.00	05/15/2010	—		—	35,000	(12)	3,537,450
	20,788		0	29.44	04/09/2011	—		—	—		—
	13,587		0	29.44	04/09/2011	—		—	—		—
	3,126		0	43.20	04/09/2011	—		—	—		—
	7,813	(2)	0	22.40	04/22/2012	—		—	—		—
	123,125		2,875	30.02	02/09/2014	—		—	—		—
Keith D. Taylor	625	(3)	0	224.00	06/13/2010	5,833	(8)	589,541	10,500	(11)	1,061,235
	2,344		0	119.00	01/09/2011	—		—	21,875	(12)	2,210,906
	7,813	(4)	0	12.16	09/26/2011	—		—	16,000	(13)	1,617,120
	40,375		1,125	30.02	02/09/2014	—		—	—		—
Renée F. Lanam	1,250	(3)	0	224.00	06/13/2010	5,416	(8)	547,395	16,875	(11)	1,705,556
	782	(5)	0	128.00	04/18/2010	—		—	20,625	(12)	2,084,569
	7,812	(5)	0	128.00	04/18/2010	—		—	15,000	(13)	1,516,050
	3,825		0	119.00	01/09/2011	—		—	—		—
	82		0	122.00	01/09/2011	—		—	—		—
	1,000		1,875	30.02	02/09/2014	—		—	—		—
Peter T. Ferris	1,750	(3)	0	224.00	06/13/2010	6,666	(8)	673,733	10,875	(11)	1,099,136
	3,825		0	119.00	01/09/2011	—		—	17,500	(12)	1,768,725
	82		0	122.00	01/09/2011	—		—	18,000	(13)	1,819,260
	18,005		1,188	30.02	02/09/2014	—		—	—		—
Sushil K. Kapoor	9,375	(6)	0	101.00	03/01/2011	6,666	(8)	673,733	10,875	(11)	1,099,136
	12,875		1,125	26.81	02/24/2014	—		—	15,625	(12)	1,579,219
	—		—	—	—	—		—	18,000	(13)	1,819,260

(1)	Except as otherwise noted below, all options held by our named executive officers vest ratably over 48 months. See “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement for a discussion of the acceleration provisions applicable to our named executive officers’ equity awards.
(2)	Option vested over four years, 25% on the one year anniversary of the grant date, or April 22, 2003, followed by 36 months of ratable monthly vesting.
(3)	Option vested over four years, 25% on the one year anniversary of the grant date, or June 13, 2001, followed by 36 months of ratable monthly vesting.
(4)	Option vested ratably over 24 months from September 26, 2001.
(5)	Option vested as to 15% of the total shares on the one-month anniversary of the grant date, or May 18, 2000, followed by 41 months of ratable monthly vesting.
(6)	Option vested over four years, 25% on the one year anniversary of the grant date, or March 1, 2001, followed by 36 months of ratable monthly vesting.
(7)	Vests over four years from April 2, 2007, 25% after one year followed by six equal semi-annual installments of 12.5%.

(8)	Vests over two years from January 1, 2007 (January 8, 2007 in the case of Ms. Lanam) with 16.67% vesting after six and 12 months of service and 33.33% vesting after 18 and 24 months of service.
(9)	Computed in accordance with Securities and Exchange Commission rules as the number of unvested shares multiplied by the closing price of Equinix’s common stock at the end of the 2007 fiscal year, which was $101.07 on December 31, 2007. The actual value realized by the officer depends on whether the shares vest and the future performance of Equinix’s common stock.
(10)	Vesting of these shares occurs over the same schedule described in footnote (7) above and will only occur if our stock appreciates to pre-determined levels.
(11)	Each of the individuals listed above received a grant of restricted stock on February 8, 2005. Vesting of these shares occurs semi-annually over four years from a vesting commencement date of January 1, 2005 (except with respect to Mr. Van Camp and Ms. Lanam, whose vesting commencement dates are January 15, 2005 and January 8, 2005, respectively) and will only vest if our stock appreciates to pre-determined levels.
(12)	Each of the individuals listed above received a grant of restricted stock on January 10, 2006. Vesting of these shares occurs semi-annually over four years from a vesting commencement date of January 1, 2006 (except with respect to Mr. Van Camp and Ms. Lanam, whose vesting commencement dates are January 15, 2007 and January 8, 2006, respectively) and will only vest if our stock appreciates to pre-determined levels.
(13)	Each of the individuals listed above received a grant of restricted stock on January 2, 2007. Vesting of the shares occurs over four years, with 16.67% vesting after 18 months from January 1, 2007 (January 8, 2007 for Ms. Lanam) and the remainder in semi-annual installments over the next 30 months, and will only vest if our stock appreciates to pre-determined levels.

2007 Option Exercises and Stock Vested Table

The following table shows the number of shares acquired upon exercise of options by each named executive officer during fiscal year 2007 and the number of shares of restricted stock held by each named executive officer that vested during fiscal year 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Peter F. Van Camp	189,600	13,177,795	21,500	1,894,885
Keith D. Taylor	12,500	877,149	16,917	1,461,469
Renée F. Lanam	45,188	2,733,902	20,584	1,779,341
Peter T. Ferris	25,000	1,677,023	15,584	1,348,977
Sushil K. Kapoor	10,000	697,851	14,834	1,284,717

(1)	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.
(2)	Value realized is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds actually received by the named executive officer.

Potential Payments Upon Termination or Change in Control

Cash Severance Agreements

We have entered into severance agreements with each of our named executive officers. However, as described below, Ms. Lanam is no longer entitled to benefits under her severance agreement. Under the severance agreements, each named executive officer (with the exception of Ms. Lanam) is entitled to the following benefits from Equinix if he or she is subject to an involuntary termination, provided he or she signs a general release of claims:

•	A lump sum severance payment equal to 100% of the officer’s annual base salary and maximum bonus (at the annual rate in effect at the time of the involuntary termination).

•

If the officer elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) then Equinix will pay the officer’s monthly premium under COBRA for up to the 12-month period following cessation of his or her employment.

In addition, pursuant to his severance agreement, Mr. Smith’s restricted stock awards will vest pro rata with respect to the installment that would otherwise vest on the vesting date following his termination date. However, pro rata vesting of any equity award that includes performance-based vesting will only occur if the performance criteria applicable to such award has been met as of his termination date.

The severance agreements also contain non-solicitation, non-competition (during employment with Equinix), and cooperation and non-disparagement covenants.

The following definitions are used in the severance agreements with our named executive officers:

•	“Involuntary Termination” means either the officer voluntarily resigns his or her employment for good reason or Equinix terminates the officer’s employment for any reason other than cause.

•	“Good reason” means either:

•

A change in the officer’s position with Equinix that materially reduces his or her authority or level of responsibility; in the case of Mr. Smith, we agreed that if he is no longer the chief executive officer of any company that acquires Equinix, then he will be deemed to have undergone a material reduction in authority or responsibility.

•	A reduction in the officer’s level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation.

•	A relocation of the officer’s place of employment by more than 30 miles.

•	In the case of Mr. Smith only, a breach of Mr. Smith’s offer letter or severance agreement by the Company or the failure of any successor to assume those agreements.

•

“Cause” includes the officer’s unauthorized use or disclosure of trade secrets which causes material harm to Equinix, the officer’s conviction of, or a plea of “guilty” or “no contest” to, a felony, or the officer’s gross misconduct.

In December 2007, we entered into a transition services agreement with Ms. Lanam which supersedes the severance benefits she was previously entitled to pursuant to the severance agreement described above. Pursuant to the transition services agreement, she will remain employed by Equinix through January 9, 2009, although her hours will be reduced, effective January 15, 2008, to 50% through May 1, 2008 and 20% thereafter, and we agreed to continue to pay Ms. Lanam her base salary (at a pro rata rate to reflect her reduction in hours) through January 9, 2009 unless we terminate her employment for cause or she resigns. In addition, provided she does not resign or we do not terminate her employment for cause, her outstanding options and restricted stock will continue to vest in accordance with their terms through January 9, 2009 provided she signs a general release of claims. The definition of “cause” in Ms. Lanam’s transition services agreement is similar to the definition in the severance agreements described above but also includes a material failure to comply with Equinix’s policies or rules and Ms. Lanam’s continued failure to perform assigned duties after receiving written notification of such failure and 30 days to cure such failure.

The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the severance agreements described above as if their employment terminated on December 31, 2007, the last business day of the last fiscal year. In the case of Ms. Lanam, severance benefits are calculated based on the transition services agreement described above.

Name	Base Salary Severance(1)		Bonus Severance(1)	COBRA Premiums(3)	Acceleration of Vesting		Total
Stephen M. Smith	$450,000		$450,000	$17,325	$1,591,853	(4)	$2,509,178
Peter F. Van Camp	$63,000		$44,100	$13,647	—		$120,747
Keith D. Taylor	$268,000		$160,800	$21,581	—		$450,381
Renée F. Lanam	$92,842	(2)	—	—	$2,685,236	(5)	$2,779,266
Peter T. Ferris	$260,000		$192,000	$21,581	—		$473,581
Sushil Kapoor	$262,000		$131,000	$6,347	—		$399,347

(1)	The amounts in these columns are based on the officer’s 2007 base salary at the rate in effect on December 31, 2007 and maximum bonus potential.
(2)	Represents payment of 100% of Ms. Lanam’s base salary through January 15, 2008, 50% of Ms. Lanam’s base salary through May 1, 2008 and 20% of Ms. Lanam’s base salary through January 9, 2009 pursuant to her transition services agreement.
(3)	The amounts in this column represent the cost of the executive’s monthly health care premium under COBRA for a 12-month period.

(4)	Represents pro rata vesting of the portion of Mr. Smith’s restricted stock that would otherwise vest on April 1, 2008. The value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares by the closing price of Equinix’s common stock at the end of the 2007 fiscal year, which was $101.07 on December 31, 2007.
(5)	Represents vesting of Ms. Lanam’s options and restricted stock through January 9, 2009. In the case of Ms. Lanam’s stock options, the value of the vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price of Equinix’s common stock on December 31, 2007 and the exercise price for such unvested option shares. In the case of Ms. Lanam’s restricted stock, the value of vesting acceleration was calculated by multiplying the number of unvested restricted shares by the closing price of Equinix’s common stock on December 31, 2007.

Equity Vesting Acceleration

Pursuant to our Incentive Plan and 2001 Supplemental Stock Plan, upon a change-in-control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options, or shares or units of restricted stock, granted prior to February 2008, which are assumed or replaced in the transaction and do not otherwise accelerate at that time will become fully vested if the holder is subject to an involuntary termination within 18 months following the change-in-control.

In addition, options and restricted shares granted prior to 2008 to our named executive officers and other executive officers provide for an additional 12 months of vesting upon a change-in-control of Equinix, regardless of whether any applicable stock price appreciation targets have been obtained.

A “change-in-control” includes:

•	a merger of Equinix after which our stockholders own less than 50% of the surviving corporation or its parent company;

•	a sale of all or substantially all of our assets;

•	a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

•	an acquisition of 50% or more of our outstanding stock by any person or group, other then a person related to Equinix, such as a holding company owned by our stockholders.

An “involuntary termination” includes:

•	an involuntary dismissal by Equinix for reasons other than misconduct; or

•

a voluntary resignation following (i) a change in his or her position that materially reduces his or her responsibility level (in the case of Mr. Smith, we agreed that if he is no longer the chief executive officer of any company that acquires Equinix, then he will be deemed to have undergone a material reduction in authority or responsibility); (ii) a reduction in his or her level of compensation; or (iii) a relocation of his place of employment by more than 50 miles, in each case without consent.

“Misconduct” means the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of Equinix, or any other intentional misconduct by such person adversely affecting the business or affairs of Equinix in a material manner.

The following table describes the potential vesting acceleration for each named executive officer upon a change-in-control as if the change-in-control occurred on December 31, 2007, the last business day of the last fiscal year. The closing price of Equinix’s common stock on December 31, 2007 was $101.07, which was used as the value of Equinix’s common stock in the change-in-control.

In the case of stock options, the value of the vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price of Equinix’s common stock on December 31, 2007 and the exercise price for such unvested option shares.

In the case of restricted shares, the value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares by the closing price of Equinix’s stock on that date.

Name	12-Month Vesting Upon a CIC	Full Vesting Upon Involuntary Termination following a CIC(1)
Stephen Smith	$3,183,705	$8,489,880
Peter F. Van Camp	$2,882,624	$6,243,201
Keith D. Taylor	$2,295,082	$5,558,734
Renée F. Lanam	$2,685,236	$5,986,789
Peter T. Ferris	$2,232,145	$5,445,261
Sushil K. Kapoor	$2,155,478	$5,254,890

(1)	Assumes change-in-control and involuntary termination occurred simultaneously on December 31, 2007 and thus includes the 12 months of vesting upon a change-in-control.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 with respect to shares of our common stock issuable under our existing equity compensation plans:

	A		B	C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in Column A
Equity compensation plans approved by security holders(1)	2,704,755	(2)	$63.0864	3,861,913	(3)
Equity compensation plans not approved by security holders	742,565		$46.113	242,339
Total	3,447,320		$59.0608	4,104,252

(1)	On each January 1, commencing on January 1 2001 and continuing through January 1, 2010, the number of shares reserved for issuance under the following equity compensation plans will be automatically increased as follows: the Incentive Plan will be automatically increased by the lesser of 6% of the then outstanding shares of common stock or 6.0 million shares; the Directors’ Plan will be automatically increased by 50,000 shares of common stock; and the 2004 Employee Stock Purchase Plan will be automatically increased by the lesser of 2% of the then outstanding shares of common stock or 500,000 shares.
(2)	Includes 96,000 unissued shares subject to restricted stock grants.
(3)	Includes 1,539,797 shares available for future issuance under the 2004 Employee Stock Purchase Plan.

The following equity compensation plan that was in effect as of December 31, 2007 was adopted without the approval of our security holders:

The Equinix, Inc. 2001 Supplemental Stock Plan (the “2001 Plan”) was adopted by the Board of Directors on September 26, 2001. We have reserved 1,493,961 shares of common stock for issuance under the 2001 Plan, under which nonstatutory stock options and restricted shares may be granted to non-executive officer employees and consultants of ours or any parent or subsidiary corporation. Options granted under the 2001 Plan must have an exercise price equal to no less than 85% of the fair market value on the date of grant; however, as of December 31, 2007, all options granted under the 2001 Plan have an exercise price equal to 100% of the fair market value on the date of grant. As of December 31, 2007, options to purchase 742,565 shares of common stock were outstanding under the 2001 Plan, 242,339 shares remained available for future grants, and options covering 509,057 shares had been exercised. Pursuant the 2001 Plan, upon a change-in-control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options or shares of restricted stock, granted prior to February 2008, which are assumed or replaced in the transaction and do not otherwise accelerate at that time will become fully vested if the holder is subject to an involuntary termination within 18 months following the change-in-control. The Board of Directors may amend or terminate the 2001 Plan at any time, and the 2001 Plan will continue in effect indefinitely unless the Board of Director decides to terminate the plan earlier.

Certain Relationships and Related Transactions

Transactions with Affiliates of STT Communications

A significant amount of Equinix’s Asia-Pacific revenues are generated in Singapore and a significant portion of the business in Singapore is transacted with entities affiliated with STT Communications, the parent company of a stockholder who holds 11.70% of our outstanding common stock. For the year ended December 31, 2007, sales to entities affiliated with STT Communications totaled $5,518,000 and purchases of goods and services from entities affiliated with STT Communications totaled $741,000.

In December 2007, Equinix sold its Equinix mail service (“EMS”) business to an affiliate of STT Communications for cash consideration of $1,657,000. In addition, Equinix agreed to provide services to the purchaser priced at fair value in connection with such EMS sale.

Transactions with StarHub Ltd.

For the year ended December 31, 2007, sales to entities affiliated with StarHub Ltd., an entity affiliated with STT Communications, totaled $109,000 and purchases from entities affiliated with StarHub Ltd. totaled $438,000. One of our directors, Steven T. Clontz, is the president and chief executive officer of StarHub Ltd.

Approval of Related Transactions

Per its written charter, Equinix’s Audit Committee is responsible for reviewing and approving all related party transactions in accordance with the rules of the NASDAQ National Market. Related parties include any of our directors or executive officers, our greater than 5% stockholders, and their immediate family members.

We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. To identify related party transactions, each year we require our directors and executive officers to complete a questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. We seek updates to this information from our directors and executive officers on a quarterly basis. We also ask our directors to update their list of companies they are affiliated with on a quarterly basis to help us identify related party transactions.

Finally, our Code of Business Conduct establishes corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. Our Code of Business Conduct seeks to deter wrongdoing and to promote honest and ethical conduct, and encourages the reporting of illegal or unethical behavior. Waivers of the Code of Business Conduct may be granted by Equinix’s chief executive officer or compliance officer, provided that waivers for executive officers or directors may only be granted by the Board of Directors or by one of its committees.

The Audit Committee Charter and the Code of Business Conduct are available on the corporate governance section of Equinix’s website at www.equinix.com.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Equinix is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Equinix and its stockholders.

PricewaterhouseCoopers LLP has audited Equinix’s financial statements since 2000. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the Board of Directors for general oversight of Equinix’s financial accounting and reporting process, system of internal control, audit process, process for monitoring compliance with laws and regulations, and Equinix’s Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Audit Committee annually appoints an independent registered public accounting firm to audit the financial statements and attestation of management’s assertion of the effectiveness of Equinix’s internal controls. A more detailed description of the functions of the Audit Committee can be found in Equinix’s Audit Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

At the beginning of fiscal year 2007, the Audit Committee consisted of Messrs. Eng, Hromadko and Lavigne. Mr. Lavigne, the Audit Committee’s chairman and financial expert, resigned from the Board of Directors and the Audit Committee in February 2007, and was replaced by Mr. Paisley in July 2007. The Audit Committee held nine meetings during the last fiscal year.

Equinix’s management has primary responsibility for preparing Equinix’s financial statements and maintaining Equinix’s financial reporting process. Equinix’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for expressing an opinion on the conformity of Equinix’s audited financial statements to generally accepted accounting principles and attestation of management’s assertion of the effectiveness of Equinix’s internal controls. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with Equinix’s management and the independent registered public accounting firm.

•

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standard, AU 380).

•

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence from Equinix and its management.

Aggregate fees for professional services rendered for Equinix by PricewaterhouseCoopers as of, or for the years ended December 31, 2007 and 2006, were:

	December 31,
	2007	2006
Audit	$2,080,150	$1,194,439
Audit-related	775,228	831,795
Tax	17,056	37,072
All Other	—	—

Total	$2,872,434	$2,063,306

The Audit fees for the years ended December 31, 2007 and 2006, respectively, were for professional services rendered for the audits of the consolidated financial statements of Equinix and its subsidiaries’ audits. In addition, the professional services included comfort letters, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

The Audit-related fees as of the years ended December 31, 2007 and 2006, respectively, were for assurance and related services related to employee benefit plan audits, due diligence related to corporate transactions, accounting consultations, advisory services related to Equinix’s review of its internal controls and, for 2006, services related to the Audit Committee’s independent investigation of Equinix’s historical stock option granting practices and related accounting.

The Tax fees as of the years ended December 31, 2007 and 2006, respectively, were for services related to tax compliance, tax planning and tax advice, including assistance with and representation in tax audits and appeals.

Equinix’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services during the fiscal year 2003. All audit, audit-related and tax services are approved in advance by Equinix’s Audit Committee to assure they do not impair the independence of Equinix’s independent registered public accounting firm. At the beginning of each fiscal year, management prepares an estimate of all such fees for the duration of the fiscal year and submits the estimate to the Audit Committee for review and pre-approval. Any modifications to the estimates are submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the chairman of the Audit Committee. All fees paid to Equinix’s independent registered public accounting firm during the fiscal years 2007 and 2006 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee approved the audited financial statements and recommended that the audited financial statements be included in Equinix’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm.

Each of the members of the Audit Committee is independent as such term is defined under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ National Market.

Submitted by the following members of the Audit Committee:

Christopher B. Paisley, Chairman

Steven P. Eng

Gary F. Hromadko

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of Equinix, and persons who hold more than 10% of Equinix’s outstanding common stock (“Section 16 Insiders”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of Equinix’s common stock and their transactions in such common stock. Based on (i) the copies of Section 16(a) reports filed for the members of the Board of Directors and the executive officers for their 2007 fiscal year transactions in common stock and their common stock holdings and (ii) the written representations received by such persons, Equinix believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by Section 16 Insiders.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of Equinix will be “householding” Equinix’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Treasurer, or contact Equinix’s treasurer by telephone at (650) 513-7000 and a separate proxy statement and annual report will be delivered to you promptly. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Equinix’s proxy materials for presentation at the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to Equinix no later than January 1, 2009. Pursuant to Rule 14a-4(c) of the Exchange Act and Equinix’s bylaws, as amended, stockholders who intend to present a proposal at the 2009 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify Equinix of such proposal not earlier than February 15, 2009 and not later than March 17, 2009. If Equinix does not receive notification of the proposal within that time frame, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2009 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to Equinix at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: General Counsel. Equinix reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Equinix will mail without charge, upon written request, a copy of Equinix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Requests should be sent to Equinix, Inc., at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter F. Van Camp

Peter F. Van Camp

Executive Chair

Foster City, California

May 1, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS BELOW TO SUBMIT YOUR PROXY BY TELEPHONE OR ON THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 12, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. To elect the following directors to serve for a term ending upon the 2009 Annual Meeting or until their successors have been duly elected and qualified.

For

Withhold

01—Steven T. Clontz

04—Scott G. Kriens

07—Stephen M. Smith

For

Withhold

02—Steven P. Eng

05—Irving F. Lyons, III

08—Peter F. Van Camp

For

Withhold

03—Gary F. Hromadko

06—Christopher B. Paisley

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

For

Against

Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Equinix, Inc.

301 Velocity Way, Fifth Floor, Foster City, California 94404

This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc.

for the Annual Meeting of Stockholders to be held June 12, 2008

The undersigned holder of Common Stock, par value $.001, of Equinix, Inc. (the “Company”) hereby appoints Stephen M. Smith and Keith D. Taylor, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 12, 2008 at 10:30 a.m. local time, at the Company’s headquarters located at 301 Velocity Way, Foster City, California, 94404, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)